For Immediate Release

Date: October 24, 2013

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Third Quarter Results – Crosses $1 Billion in Assets

BELMONT, MA, October 24, 2013 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $538,000, or $0.06 per basic and diluted share, for the quarter ended September 30, 2013, compared to net income of $183,000, or $0.02 per basic and diluted share in the third quarter of 2012.  For the nine months ended September 30, 2013, the Company reported net income of $1.3 million, or $0.15 per basic and diluted share, as compared to net income of $916,000, or $0.11 per basic and diluted share for the same period in 2012.

Robert M. Mahoney, President and Chief Executive Officer, said, "During the third quarter we experienced continued growth in loans, core deposits and earnings. The market is quite receptive to knowledgeable, customer centric community bankers.  Credit quality is good, as our local economy continues to improve and we are very proud to have crossed the $1 billion asset mark."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended September 30, 2013 was $6.8 million as compared to $5.6 million for the quarter ended September 30, 2012, a 19.9% increase. The provision for loan losses for the quarter ended September 30, 2013 was $438,000 as compared to a provision for loan losses of $734,000 for the quarter ended September 30, 2012, a 40.3% decrease. This resulted in a $1.4 million or 28.9% increase in net interest and dividend income after provision for loan losses for the quarter ended September 30, 2013 as compared to the quarter ended September 30, 2012.  Net interest and dividend income before provision for loan losses for the nine months ended September 30, 2013 was $18.5 million as compared to $15.8 million for the nine months ended September 30, 2012, a 16.6% increase. The provision for loan losses for the nine months ended September 30, 2013 was $865,000, as compared to $2.0 million for the nine months ended September 30, 2012, a 57.6% decrease. This resulted in a $3.8 million or 27.5% increase in net interest and dividend income after provision for loan losses period over period.

NONINTEREST INCOME

Noninterest income for the quarter ended September 30, 2013 was $890,000 as compared to $679,000 for the quarter ended September 30, 2012, an increase of $211,000, or 31.1%. This increase was primarily driven by an increase in loan servicing fee income of $55,000 and an increase in other income of $134,000. The increase in other income was primarily driven by an increase in vendor loss experience refunds of $75,000. For the nine months ended September 30, 2013, non-interest income was $2.8 million as compared to $3.1 million for the nine months ended September 30, 2012. This decrease of $327,000, or 10.4%, was primarily driven by a decrease in gains on sales of loans of $538,000, partially offset by an increase in loan servicing fee income of $159,000 and an increase in customer service fees of $97,000.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended September 30, 2013 was $6.4 million as compared to $5.3 million for the quarter ended September 30, 2012.  This increase of $1.0 million, or 19.2%, was largely driven by an increase in salaries and employee benefits of $592,000, which increased $309,000 as a result of the 2012 Equity Incentive Plan that was adopted in the fourth quarter of 2012. Data processing expenses increased by $186,000 quarter over quarter, driven largely by increases in core and online banking costs as our customer base and transaction volume continue to see growth. Director compensation increased $144,000 primarily driven by an increase of $123,000 related to the 2012 Equity Incentive Plan. Noninterest expense for the nine months ended September 30, 2013 was $18.3 million as compared to $15.6 million for the nine months ended September 30, 2012. This increase of $2.7 million, or 17.5% was primarily driven by increases in salaries and employee benefits and director compensation of $1.5 million and $337,000, respectively, both of which had increased primarily as a result of the 2012 Equity Incentive Plan that was adopted in the fourth quarter of 2012. Data processing expenses also increased by $550,000, driven largely by increases in core and online banking costs.

BALANCE SHEET

At September 30, 2013, total assets were $1.0 billion, an increase of $185.0 million or 22.1% from December 31, 2012. Investments in held-to-maturity securities have increased by $57.4 million or 89.8% from December 31, 2012. The Company also experienced net loan growth, excluding loans held for sale, of $141.2 million, or 21.6%, from December 31, 2012. Commercial real estate, residential mortgage, home equity, and indirect auto loans increased by $44.2 million, $70.5 million, $13.3 million and $12.0 million, respectively. The asset growth was funded by deposits and borrowings from the Federal Home Loan Bank.

 At September 30, 2013, deposits totaled $727.0 million, an increase of $119.1 million or 19.6% from December 31, 2012. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $113.3 million from December 31, 2012. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “Deposit growth continued this quarter as our two new InStore branches in Cambridge and Newton were opened in June and August. In addition, the growing deposit relationships of new and existing commercial and small business customers, along with the momentum of our municipal banking program, contributed to this consistent, strong performance.”

Total stockholders’ equity decreased by $4.2 million from $133.3 million as of December 31, 2012 to $129.1 million as of September 30, 2013. This decrease is primarily the result of the Stock Repurchase Program that was adopted on December 12, 2012. During the nine months ended September 30, 2013, the Company purchased 476,622 shares of its common stock for $6.5 million and completed the Stock Repurchase Program. This was partially offset by earnings of $1.3 million.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of September 30, 2013 equaled $7.3 million and 0.92%, respectively, as compared to $6.4 million and 0.98%, respectively, as of December 31, 2012.  Total non-performing assets were $2.6 million, or 0.25% of total assets, as of September 30, 2013, as compared to $4.3 million, or 0.52% of total assets, as of December 31, 2012.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its seven full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Cash and due from banks	$1,946	$1,433
Interest-bearing deposits in other banks	46,870	51,279
Cash and cash equivalents	48,816	52,712
Interest-bearing time deposits with other banks	119	119
Investments in available-for-sale securities	21,804	22,621
Investments in held-to-maturity securities, at cost	121,426	63,984
Federal Home Loan Bank stock, at cost	7,650	7,627
Loans held-for-sale	-	11,205
Loans, net of allowance for loan losses of $7,325 as of
9/30/2013 (unaudited) and $6,440 as of 12/31/2012	795,467	654,295
Premises and equipment, net	3,301	2,902
Accrued interest receivable	2,176	2,217
Deferred tax asset, net	4,951	4,025
Income taxes receivable	-	806
Bank-owned life insurance	13,203	12,884
Other real estate owned	-	661
Other assets	4,118	2,024
Total assets	$1,023,031	$838,082

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$134,145	$126,760
Interest-bearing	592,857	481,105
Total deposits	727,002	607,865
Federal Home Loan Bank advances	150,600	83,100
Securities sold under agreements to repurchase	2,552	3,404
Other borrowed funds	1,124	1,156
Accrued interest payable	625	455
Deferred compensation liability	5,096	4,685
Income taxes payable	261	-
Other liabilities	6,622	4,109
Total liabilities	893,882	704,774

Stockholders' Equity:
Common stock	91	95
Additional paid-in capital	84,987	90,188
Retained earnings	48,667	47,352
Accumulated other comprehensive (loss) income	(314)	68
Unearned compensation - ESOP	(4,282)	(4,395)
Total stockholders' equity	129,149	133,308
Total liabilities and stockholders' equity	$1,023,031	$838,082

Asset Quality Data:
Total non-performing assets	2,590	4,325
Total non-performing loans	2,590	3,621
Non-performing loans to total loans	0.32%	0.55%
Non-performing assets to total assets	0.25%	0.52%
Allowance for loan losses to non-performing loans	282.81%	177.86%
Allowance for loan losses to total loans	0.92%	0.98%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$7,283	$6,364	$20,465	$18,032
Interest on taxable debt securities	684	559	1,589	1,540
Dividends	7	10	21	38
Other interest income	21	18	61	72
Total interest and dividend income	7,995	6,951	22,136	19,682
Interest expense:
Interest on deposits	1,041	1,080	3,112	3,049
Interest on Federal Home Loan Bank advances	173	211	531	753
Interest on securities sold under agreements to repurchase	1	1	4	7
Interest on other borrowed funds	8	11	25	32
Total interest expense	1,223	1,303	3,672	3,841
Net interest and dividend income	6,772	5,648	18,464	15,841
Provision for loan losses	438	734	865	2,040
Net interest and dividend income after provision
for loan losses	6,334	4,914	17,599	13,801
Noninterest income:
Customer service fees	252	216	710	613
Income from bank-owned life insurance	114	105	313	316
Net gain on sales of loans	168	191	968	1,506
Net gain on sales and calls of securities	-	-	34	-
Loan servicing fee income	192	137	489	330
Other income	164	30	290	366
Total noninterest income	890	679	2,804	3,131
Noninterest expense:
Salaries and employee benefits	3,871	3,279	11,122	9,595
Director compensation	257	113	693	356
Occupancy expense	238	207	685	586
Equipment expense	156	110	454	319
Deposit insurance	156	114	430	367
Data processing	717	531	2,039	1,489
Professional fees	216	200	622	731
Marketing	214	265	662	743
Other expense	548	528	1,626	1,421
Total noninterest expense	6,373	5,347	18,333	15,607
Income before income tax expense	851	246	2,070	1,325
Income tax expense	313	63	755	409
Net income	$538	$183	$1,315	$916
Earnings per share
Basic	$0.06	$0.02	$0.15	$0.11
Diluted	$0.06	$0.02	$0.15	$0.11
Return on average assets	0.22%	0.09%	0.20%	0.17%
Return on average equity	1.67%	0.55%	1.35%	0.93%
Interest rate spread	2.70%	2.72%	2.64%	2.70%
Net interest margin	2.89%	3.00%	2.87%	2.98%
Efficiency ratio	83.18%	84.51%	86.20%	82.26%